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                                                                    EXHIBIT 12.1

                              CAMDEN PROPERTY TRUST
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                    (IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)

                                                                                                                       NINE MONTHS
                                                                                                                          ENDED
                                                                         YEAR ENDED DECEMBER 31,                        SEPTEMBER
                                                   ----------------------------------------------------------------        30,
                                                    2001 (4)       2000 (3)       1999 (2)       1998      1997 (1)       2002
                                                   ---------      ---------      ---------    ---------    --------    -----------
EARNINGS BEFORE FIXED CHARGES:
   Income before extraordinary charge              $  61,680      $  74,424      $  61,623    $  57,333    $ 38,835     $  36,568
   Add: income allocated to minority
     interests                                        15,999         15,306         10,290        1,322       1,655        10,861
   Less: equity in income of joint ventures           (8,527)          (765)          (683)      (1,312)     (1,141)         (388)
                                                   ---------      ---------      ---------    ---------    --------     ---------
                                                      69,152         88,965         71,232       57,343      38,952        47,041
   Distributed income of joint ventures               15,076          2,122          2,505        2,350       1,939         1,297
   Less: interest capitalized                        (10,920)       (15,303)       (16,396)      (9,929)     (3,338)       (7,882)
   Less: preferred distribution of subsidiaries      (12,872)       (12,845)        (8,278)                                (9,654)
                                                   ---------      ---------      ---------    ---------    --------     ---------
         Total earnings before fixed charges          60,436         62,939         49,063       49,764      37,553        30,802
                                                   ---------      ---------      ---------    ---------    --------     ---------
FIXED CHARGES:
   Interest expense                                   69,841         69,036         57,856       50,467      28,537        52,662
   Interest capitalized                               10,920         15,303         16,396        9,929       3,338         7,882
   Accretion of discount                                 421            403            320          169         142           375
   Loan amortization                                   1,591          1,340          1,100          785         864         1,530
   Interest portion of rental expense                    569            478            517          300         235           425
   Preferred distribution of subsidiaries             12,872         12,845          8,278                                  9,654
                                                   ---------      ---------      ---------    ---------    --------     ---------
Total fixed charges                                   96,214         99,405         84,467       61,650      33,116        72,528
                                                   ---------      ---------      ---------    ---------    --------     ---------
Total earnings and fixed charges                   $ 156,650      $ 162,344      $ 133,530    $ 111,414    $ 70,669     $ 103,330
                                                   =========      =========      =========    =========    ========     =========
RATIO OF EARNINGS TO FIXED CHARGES                      1.63x          1.63x          1.58x        1.81x       2.13x         1.42x
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS:
   Total fixed charges                             $  96,214      $  99,405      $  84,467    $  61,650    $ 33,116     $  72,528
   Preferred share dividends                           2,545          9,371          9,371        9,371          --            --
                                                   ---------      ---------      ---------    ---------    --------     ---------
   Total combined fixed charges and
     preferred share dividends                        98,759        108,776         93,838       71,021      33,116        72,528
   Total earnings and combined fixed charges
     and preferred share dividends                 $ 159,195      $ 171,715      $ 142,901    $ 120,785    $ 70,669     $ 103,330
                                                   =========      =========      =========    =========    ========     =========
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS                   1.61x          1.58x          1.52x        1.70x       2.13x         1.42x
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(1)   Earnings include a $10,170 impact related to gain on sales of properties.
      Excluding this impact, such ratios would be 1.83x.

(2)   Earnings include a $2,979 impact related to gain on sales of properties.
      Excluding this impact, such ratios would be 1.55x and 1.49x.

(3)   Earnings include a $18,323 impact related to gain on sales of properties.
      Excluding this impact, such ratios would be 1.45x and 1.41x.

(4)   Earnings include a $2,372 impact related to gain on sales of properties.
      Excluding this impact, such ratios would be 1.60x and 1.59x.
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
                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                              YEAR ENDED DECEMBER 31,                         SEPTEMBER
                                        -----------------------------------------------------------------         30,
                                           2001          2000          1999          1998          1997          2002
                                        ---------     ---------     ---------     ---------     ---------    -----------
INTEREST COVERAGE RATIO
  Total revenues                        $ 428,215     $ 403,539     $ 371,296     $ 323,839     $ 199,789     $ 313,628
  Total expenses                         (352,908)     (332,132)     (302,360)     (265,184)     (169,469)     (266,874)
  Add: Depreciation and amortization      101,660        96,966        89,516        78,113        44,836        78,376
  Add: Interest expense                    69,841        69,036        57,856        50,467        28,537        52,662
                                        ---------     ---------     ---------     ---------     ---------     ---------
                                        $ 246,808     $ 237,409     $ 216,308     $ 187,235     $ 103,693     $ 177,792
                                        ---------     ---------     ---------     ---------     ---------     ---------
    Interest expense                    $  69,841     $  69,036     $  57,856     $  50,467     $  28,537     $  52,662
                                        ---------     ---------     ---------     ---------     ---------     ---------
INTEREST COVERAGE RATIO                      3.5x          3.4x          3.7x          3.7x          3.6x          3.4x
                                        =========     =========     =========     =========     =========     =========
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